Exhibit 99.09



News Release                                        Contact: Jennifer Rudolf
For immediate release                               The Fresh Ideas Group
                                                    (303) 449-2108, ext. 21
                                                    jennifer@freshideasgroup.com

             Spectrum Organic Products announces John B. Elstrott as
                       newest member of board of directors

Petaluma, Calif. (August 2, 2004)-- Spectrum Organic Products Inc. (OTCBB-SPOP.OB), leading producer of high-quality culinary oils and essential fatty acid products since 1986, announced today that the company has welcomed John B. Elstrott, Ph.D., to its board of directors.

Elstrott, who comes from a highly esteemed background of business academia at Tulane University in New Orleans, will begin his service as a member of Spectrum's board of directors immediately.

"We are delighted with the addition of John Elstrott to the Spectrum board," said Neil Blomquist, president and CEO of Spectrum Organic Products. "His years of experience and insights into the natural product industry and the financial community will be instrumental in adding strategic value to the company."

As the seventh member of the board of directors for Spectrum Organic Products, Elstrott helps tip the board's composition to an independent majority.

Elstrott is a clinical professor of entrepreneurship and the director of the Levy-Rosenblum Institute for Entrepreneurship at Tulane University's A. B. Freeman School of Business in New Orleans. He holds bachelor's and master's degrees in economics from Louisiana State University at Baton Rouge and a doctorate in economics from the University of Colorado at Boulder.

Prior to joining the Tulane University faculty, Elstrott was CFO for Celestial Seasonings Inc. He is an active entrepreneur in the venture capital, oil field service, hazardous waste cleanup, telecommunications, music, pharmaceutical, financial services and natural foods industries. Elstrott serves on the boards of several public and private corporations and nonprofit community service organizations. He serves as the lead director and chair of the audit committee for Whole Foods Market Inc.

                                      # # #

Spectrum Organic Products Inc. (OTCBB-SPOP.OB), the leading manufacturer and marketer of organic and natural oils and condiments in North America, was founded in 1986 by Jethren Phillips. Today, the company sells more than 175 products under the Spectrum Naturals(R) and Spectrum Essentials(R) brands, as

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well as industrial sizes of oils and condiments through its Spectrum
Ingredients(R) division. The company continues to embrace its four core values -- GOOD PEOPLE-GOOD PRODUCT-GOOD PROCESS-GOOD PLANET-- and serves as a role model for ethical business practices. Spectrum is the No. 1 brand in a variety of categories among leading U.S. natural foods stores and is the preferred choice for discriminating chefs, dietitians and health-care practitioners.

"Safe Harbor" Statements under the Private Securities Act of 1995: The statements contained in this release, which are not historical facts, are forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by the forward-looking statements. These risks are described in SPOP's Securities and Exchange Commission filings.